CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


      We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of Hondo Oil & Gas Company and to the incorporation by reference therein of our report dated November 21, 1997, except for
Note 5 thereof as to which the date is December 18, 1997, with respect to the consolidated financial statements and schedule of Hondo Oil & Gas Company included in its Annual Report (Form 10-K) for the year ended September 30, 1997, filed with the Securities and Exchange Commission.


                                   Ernst & Young LLP


Denver, Colorado


January 7, 1998